RSE COLLECTION, LLC

41 W.25th St. | 8th Floor  | New York, NY 10010

PROPOSED ASSET ACQUISITION TERMS:

Key Deal Points:

You are the exclusive unencumbered owner (“Seller”) of a collector car, which you have honestly and accurately represented to the best of your ability (the “Asset”).

You are partnering with Rally Rd.TM to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Rally Rd.TM will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid after a successful Offering), plus, at your option, “Equity” (which allows you to participate in a percentage of any potential future appreciation of the Asset).

Rally Rd.TM will be the exclusive seller of the Asset for a period of time (ex. 3 months, the “Period”).

Your Rights & Obligations:

You always maintain possession of the Asset throughout the Period. As such, we ask that you maintain the Asset in a manner consistent with how it was maintained prior to the Period.

During the Period, you will allow Rally Rd.TM reasonable access the Asset for the creation of marketing materials.

The Results:

Upon completing a successful Offering, you will promptly receive full payment of the Cash. Rally Rd.TM will assume title and take possession of the Asset. And, if you elected to retain any Equity in the Asset, it will be issued to you by Rally Rd.TM

In the unlikely event the Offering is unsuccessful, you can choose to: (1) accept the amount raised through the Offering at the close of the Period (the amount of Cash owed will be reduced accordingly), (2) relist the asset with Rally Rd.TM under amended acquisition terms, or (3) retain full title to your Asset.

RSE COLLECTION, LLC

41 W.25th St. | 8th Floor  | New York, NY 10010

Transaction Details:

Seller: GTMotorcars

Asset:2006 Ferrari F430 6-Speed Manual, Rosso Corsa / Black / Red, Matching Numbers, Original Condition.

Mileage: ~9,050 miles, VIN: ZFFEW5

Period:October 5, 2018 – October 31, 2018

Offering:The following is a proposed transaction structure, subject to modification with mutual approval of both parties

Total Offering Value = $199,000 “market cap”

Less - Fees, Costs & Expenses:

Asset Account =($2,500) bank account for future op ex

Servicing Cost =  N/A

Deal Expenses = ($3,605) broker fees, transport, registration

Rally Rd. Fees = ($395) deal structuring

Seller Consideration =$192,500

Debt (%)100% = $192,500

Equity (%)0% = $0

Other Terms:

SELLER: /s/ J.R. AmanteaRALLY RD./s/ Christopher Bruno

NAME:J.R. AmanteaNAME:RSE Collection, LLC

BY:GT Motor Cars, LLCBY:Christopher Bruno

DATE: 10/5/2018DATE: 10/5/2018